UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2013

Furmanite Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10370 Richmond Avenue, Suite 600 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-634-7777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 27, 2013 (the “Closing Date”), Furmanite Corporation’s (the “Registrant”) wholly owned subsidiary, Furmanite Worldwide, Inc. (the “Company”), and certain foreign subsidiaries of the Company (the “Designated Borrowers”) entered into an Amendment (the “Amendment”) to its Credit Agreement dated as of March 5, 2012 with a syndicate of banks (collectively, the “Lenders”) led by JP Morgan Chase, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Credit Agreement”).

The Amendment includes several modifications to the Credit Agreement, which matures on February 28, 2017. In accordance with the provisions in the Credit Agreement, the Company exercised the $25.0 million accordion feature contained in the Credit Agreement, thereby increasing the revolving credit facility from $75.0 million to $100.0 million, and re-established the accordion feature at $25.0 million. In addition, the Lenders consented to the Fixed and Floating Charges by certain of the Designated Borrowers (Furmanite Limited and Furmanite International Limited) in favor of the Trustees of the Furmanite International Limited Pension Plan, to the extent subordinated to the liens in favor of, and terms and conditions satisfactory to, the Lenders, and to the exclusion of the acquisition of certain assets from the acquisition basket limits in Section 6.02(c) of the Credit Agreement, provided that certain conditions are satisfied. Additional modifications to the Credit Agreement include increases to the portion of the credit limit available under the Credit Agreement available for swing line loans to the Company as well as to the limits on amounts owing to the Registrant and to Persons other than the Registrant, and a limitation on the aggregate indebtedness under the Pension and Life Assurance Plan of Furmanite International Limited.

The descriptions of the Amendment set forth above do not purport to be complete and are qualified in their entirety by reference to the Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 30, 2013, Furmanite America, Inc. (“Furmanite America”), a wholly owned subsidiary of Furmanite Corporation (the “Company”), completed the acquisition of certain assets, including working capital, equipment and intangible assets, all of which relate to operations in the Americas, of the Engineering and Construction segment (“ENG E&C”) of ENGlobal Corporation (the “Seller”) for a total cash consideration of approximately $18.8 million. The purchase was pursuant to a previously disclosed Asset Purchase Agreement (“APA”) dated July 15, 2013, with an amendment to the APA (the “APA Amendment”) reducing the purchase price for the changes in the estimated net working capital balance and $0.5 million, and finalizing the terms and conditions of the transaction. Furmanite America made a cash payment of approximately $15.8 million for the estimated acquired net working capital, net of reserves. The working capital payment is subject to adjustment for any working capital changes from the estimate identified upon the closing of the final balance sheet, to be determined within 90 days from the close of the transaction, as defined in the APA. In addition, Furmanite America entered into a four year 4% interest per annum promissory note with the Seller in the principal amount of $3.0 million. In connection with the acquisition, the Company borrowed $20.0 million on its existing revolving credit facility, principally to fund the purchase of the acquired working capital, with the remaining funds to be available to cover any transitional short-term cash flow needs. The press release in its entirety is attached hereto as Exhibit 99.1.

Current employees within these operations, totaling approximately 900 full-time professionals, have transitioned to Furmanite America in connection with this transaction.

As previously announced, Furmanite America also purchased from the Seller its Inspection Services Division, with assets totaling $3.0 million, effective January 1, 2013. Furmanite America paid $1.0 million cash, entered into a four year 5.0% interest per annum promissory note to the Seller totaling $1.9 million, and assumed $0.1 million of liabilities in connection with the Inspection Services Division acquisition.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01.	Financial Statement and Exhibits.

Exhibit Number	Description

10.1	Amendment to the Credit Agreement, dated as of August 27, 2013

99.1	Press Release dated September 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation

Date: September 3, 2013	By:	/s/ ROBERT S. MUFF
Robert S. Muff
Chief Accounting Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to the Credit Agreement, dated as of August 27, 2013

99.1	Press release dated September 3, 2013